TIDELANDS BANCSHARES, INC.

Exhibit 32

        Section 1350 Certifications.

TIDELANDS BANCSHARES, INC.

Exhibit 32

Section 1350 Certifications.

The undersigned, the Chief Executive Officer and the Chief Financial Officer of Tidelands Bancshares, Inc. (the "Company"), each certify that, to his knowledge on the date of this certification:

1.	The quarterly report of the Company for the period ending June 30, 2004 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: August 12, 2004	/s/ Robert E. Coffee, Jr.
Robert E. Coffee, Jr.
President and Chief Executive Officer

Date: August 12, 2004	/s/ Alan W. Jackson
Alan W. Jackson
Chief Financial Officer